EXHIBIT 5.1

July 22, 2005

NPS Pharmaceuticals, Inc.

383 Colorow Drive

Salt Lake City, Utah 84108-1256

Re:	Opinion of Counsel

Ladies and Gentlemen:

The undersigned (“Counsel”) has acted as counsel to NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Company is filing this Registration Statement with the Commission under the Securities Act of 1933, as amended, for the registration of 350,000 (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), pursuant to the Company’s 1994 Employee Stock Purchase Plan, as amended on May 12, 2005 (the “Plan”).

In rendering the opinion set forth herein, Counsel has made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to Counsel’s satisfaction to be true and correct copies thereof, as Counsel has deemed necessary under the circumstances.

Based upon the foregoing and such other examination of law and fact as deemed necessary, and in reliance thereon, Counsel is of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan and the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Kevin J. Ontiveros
Kevin J. Ontiveros,
Assistant General Counsel and Assistant Secretary